Exhibit 7

FORM 61

QUARTERLY REPORT

Incorporated as part of:	☒	Schedule A
Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	1255 West Pender Street Vancouver, British Columbia, V6E 4B1
Issuer Telephone Number	(604) 685-8666
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-8666
For Quarter Ended	September 30, 1998
Date of Report	Nov 23, 1998

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	Nov 23, 1998
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	Nov 23, 1998
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Prepared by Management)

SEPTEMBER 30

(expressed in U.S. dollars)

	1998	1997
ASSETS
CURRENT
Cash	$279,746	$586,293
Accounts receivable	628,306	582,062
Inventories	405,382	337,019
Prepaid expenses	16,791	54,535

	1,330,225	1,559,909
CAPITAL ASSETS	194,417	223,597
OTHER ASSETS	492,526	642,569

	$2,017,168	$2,426,075

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT
Accounts payable and accrued liabilities	$630,120	$584,911
Current portion of long-term debt	2,074,352	1,737,546

	2,704,472	2,322,457
LONG-TERM DEBT	2,169,575	2,234,798

	4,874,047	4,557,255
SHAREHOLDERS’ EQUITY
Share capital	27,367,615	27,367,615
Cummulative translation adjustment	8,157	(4,326)
Deficit	(30,232,651)	(29,494,469)

	(2,856,879)	(2,131,180)

	$2,017,168	$2,426,075

Approved by the Directors:

Director: “Ian C. Tostenson”

Director: “William D. Baxter”

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT

(Unaudited - Prepared by Management)

FOR THE THREE MONTHS ENDED SEPTEMBER 30

(expressed in U.S. dollars)

	1998	1997	1996
INCOME
Sales	$830,240	$896,780	$893,844
Cost of sales	427,178	413,804	383,523

	403,062	482,976	510,321

EXPENSES
Sales and marketing	291,104	328,931	334,006
Administration	131,552	143,604	141,290
Research and development	19,186	22,610	24,348
Interest on long-term debt	76,081	77,378	78,628

	517,923	572,523	578,272

Loss from operations	114,861	89,547	67,951
Other income - net	(6,911)	(11,260)	(8,601)

Loss for the period	107,950	78,287	59,350
Deficit, beginning of period	30,124,701	29,416,182	29,023,326

Deficit, end of period	$30,232,651	$29,494,469	$29,082,676

Loss per share	$0.03	$0.02	$0.01

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - Prepared by Management)

FOR THE THREE MONTHS ENDED SEPTEMBER 30

(expressed in U.S. dollars)

	1998	1997	1996
CASH PROVIDED BY (APPLIED TO):
OPERATING ACTIVITIES
Loss for the period	$(107,950)	$(78,287)	$(59,350)
Adjustments to reconcile to net cash provided by (used for) operating activities:
Amortization	34,652	63,872	68,980
Amortization of discount on long-term debt	64,029	64,029	65,207

	(9,269)	49,614	74,837
Net change in working capital items (Note 2):	(77,949)	(141,283)	(209,222)

	(87,218)	(91,669)	(134,385)

FINANCING ACTIVITY
Principal payments on long-term debt	(19,027)	(8,714)	(8,438)

INVESTING ACTIVITY
Purchase of capital and other assets	(1,564)	(9,263)	(7,244)

DECREASE IN CASH	(107,809)	(109,646)	(150,067)
Effect of exchange rate changes on cash	5,794	(362)	(924)
CASH, BEGINNING OF PERIOD	381,761	696,301	666,703

CASH, END OF PERIOD	$279,746	$586,293	$515,712

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$10,828	$13,809	$13,433

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

September 30, 1998

(expressed in U.S. dollars)

The accompanying financial statements for the interim period ended September 30, 1998 are prepared on the basis of accounting principles generally accepted in Canada, conform in all material respects with accounting principals generally accepted in the United States and are unaudited, but in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for fair presentation of the financial position, operations, and changes in financial results of the interim period presented. The financial statements for the interim period are not necessarily indicative of the results to be expected for the full year. The financial statements do not contain the detail or footnote disclosure concerning accounting policies and other matters which would be included in full year financial statements, and therefore should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 1998.

1.	SHARE CAPITAL

	Three Months Ended September 30, 1998		Three Months Ended September 30, 1997
	Number of shares	Amount	Number of shares	Amount
Common shares issued and outstanding
Balance, beginning and end of period	3,979,815	$27,367,615	3,979,815	$27,367,615

Incentive Stock Options

The Company has granted options to purchase a total of 260,000 common shares at a price of Cdn $.25 per share, of which 245,000 shares expire May 3, 2006 and the remaining 15,000 shares expire July 9, 2006.

Warrants

No warrants were granted during the three months ended September 30, 1998

Escrow Shares

Of the issued share capital, 141,000 shares are held in escrow and may not be traded without regulatory approval.

2.	CONSOLIDATED STATEMENTS OF CASH FLOWS

	1998	1997	1996
Net change in working capital items:
Accounts receivable	$(23,151)	$53,313	$(158,609)
Inventories	(62,919)	(50,942)	(59,977)
Other assets	(27,550)	20,878	23,175
Accounts payable	35,671	(164,532)	(13,811)

	$(77,949)	$(141,283)	$(209,222)

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

September 30, 1998

(expressed in U.S. dollars)

3.	LONG-TERM DEBT

Included in the current portion of long-term debt is $450,000 in connection with a non-revolving term note, payable to an affiliated Swiss financial institution, which was due January 31, 1995. The note is collateralized by the assets of the Company. Should the note remain past due and this not be waived, the lender has the right to take possession of its security should it choose to do so. Also included in the current portion of long-term debt are five installments on a non-interest bearing note that were due prior to September 30, 1998 and which aggregate approximately $1.599,000. The Company has had negotiations with both parties to settle a substantial portion of their outstanding debt. As of this date, no payments have been made by the Company to either party on the past due amounts nor has either party instituted or threatened any collection or other action against the Company.

4.	COMPARATIVE FIGURES

Certain of the prior period comparative figures have been reclassified to conform with the presentation adopted for the current period.

FORM 61

QUARTERLY REPORT

Incorporated as part of:		Schedule A
	☒	Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	1255 West Pender Street Vancouver, British Columbia, V6E 4B1
Issuer Telephone Number	(604) 685-8666
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-8666
For Quarter Ended	September 30, 1998
Date of Report	Nov 23, 1998

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	Nov 23, 1998
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	Nov 23, 1998
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

SEPTEMBER 30, 1998

(expressed in U.S. dollars)

1.	a) DEFERRED COSTS, EXPLORATION AND DEVELOPMENT EXPENDITURES

No deferred costs were recorded during the quarter ended September 30, 1998.

b)	GENERAL ADMINISTRATIVE EXPENSES AND COST OF SALES

General and Administrative Expense:

Administration, sales and marketing expenses for the quarter ended September 30, 1998 were:

	Sales and Marketing	Administration
Consulting fees	$17,582	$32,996
Bad debts	—	6,600
Depreciation and amortization	1,487	19,496
License, taxes and regulatory fees	—	16,158
Office, insurance and supplies	5,901	41,037
Professional fees	—	7,526
Promotion and advertising	43,588	—
Rental and utilities	10,034	78,173
Travel and entertainment	22,933	8,404
Wages and benefits	153,185	54,474
Allocated expenses	36,394	(133,312)

	$291,104	$131,552

Cost of Sales:
Cost of Sales for the quarter ended September 30, 1998 were:

Payroll and Benefits		$197,324
Raw materials and Supplies		159,679
Allocations and Other Expenses		70,175

		$427,178

c)	AGGREGATE AMOUNT OF EXPENDITURES MADE TO PARTIES NOT AT ARM’S LENGTH TO THE ISSUER - $1,411.

2.	a) SECURITIES ISSUED IN THE QUARTER

No securities were issued during the quarter ended September 30, 1998.

b)	OPTIONS GRANTED IN THE QUARTER

No options were granted during the quarter ended September 30, 1998.

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

SEPTEMBER 30, 1998

(expressed in U.S. dollars)

3.	a) AUTHORIZED CAPITAL AS AT SEPTEMBER 30, 1998

See Note 1 to the consolidated financial statements for the quarter ended September 30, 1998.

b)	OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES AS AT SEPTEMBER 30, 1998

See Note 1 to the consolidated financial statements for the quarter ended September 30, 1998.

c)	SHARES IN ESCROW OR SUBJECT TO POOLING AS AT SEPTEMBER 30, 1998

See Note 1 to the consolidated financial statements for the quarter ended September 30, 1998.

d)	DIRECTORS AS AT SEPTEMBER 30, 1998

Alfred W. Vitale - President	Ian C. Tostenson	William D. Baxter

UNILENS VISION INC.

MANAGEMENT DISCUSSION

SCHEDULE “C”

SEPTEMBER 30, 1998

(Expressed in U.S. Dollars)

OPERATING ACTIVITIES

During the quarter ended September 30, 1998 the Company experienced a 7% reduction in sales as compared to the same period in the previous year, primarily due to significant price competition in the multifocal marketplace as well as the entrance of a moulded disposable multifocal. Soft multifocal revenue declined by 36%, offset by a 15% increase in Toric and spherical revenue due to the acquisition of the Sof-Form product line on May 1, 1998. Rigid multifocal revenue remains constant compared to the same period in the previous year. Gross margin during the quarter ended September 30, 1998 declined by 5%, from 54% to 49%, as compared to the same quarter of the prior year. This decrease was primarily due to (i) lower sales which resulted in idle production capacity, (ii) the increased cost associated with compliance with the new United States federal quality system regulations and (iii) the establishment of additional quality systems necessary to obtain European quality certification. Subsequent to September 30, 1998, the Company received its European quality certification. Sales and marketing expenses were down 12% due to a restructuring of the salesforce and curtailed advertising and promotional spending.

Investor relations are done internally and consist of responding to inquiries from potential investors and stockholders as well as the dissemination of company news and information.

The company has completed an inventory and assessment of products affected by the year 2000 date change. Software modifications are scheduled to be completed by the end of December 1998. The company plans on performing tests during the early half in 1999 and be in compliance prior to June of 1999. The company plans on expending approximately $20,000 on year 2000 compliance software upgrades, modifications and testing during the 1999 fiscal year.

FINANCING ACTIVITIES

A negative cash flow from operating activities of $87,218 was recorded for the three months ended September 30, 1998, primarily due to (i) idle production capacity due to lower sales, (ii) increased cost of production associated with the new quality system. During the 1st quarter of the fiscal year, the Company reduced headcount by 12% and instituted other cost containment initiatives necessary to return the Company to a break even cash flow during the fiscal year based on current revenue projections.

The Company has had discussions to settle a significant portion of its long term obligations, of which a portion was past due at September 30, 1998. As of this date, no payments have been made by the Company on the past due amounts nor have the parties owed these amounts instituted or threatened any collection or other action against the Company. The Company estimates that it will require additional financing in order to meet its commitments during the current fiscal year and beyond. The Company will need to seek additional debt or equity financing and/or to negotiate reductions or payment delays in its debt obligations. However, there can be no assurance that the Company will be able to make any such arrangements or that the terms of any arrangements it is able to make will be favourable to the Company. If the Company is unable to obtain adequate or any funding to meet its commitments or to negotiate reductions or payment delays in its debt obligations, the Company will be required to severely curtail or even cease its activities. Should future events place the Company in this position, there can be no assurance that the Company will be able to continue to operate or to meet its ongoing obligations.